EXHIBIT 12

                       TOSCO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)
                                   (Unaudited)

                                                                  Three Months Ended June 30,      Six Months Ended June 30,
                                                                   1998            1997             1998            1997
                                                                  -----------    -----------       -----------    ----------
 Income before income taxes and distributions on Trust
   Preferred Securities                                            $175,772       $ 118,930         $ 251,095     $ 129,435
 Fixed charges to be added to income before income taxes
   and distributions on Trust Preferred Securities:
    Interest expense, including amortization of financing costs      33,472          45,801            70,922        69,944
    Interest factor of rental expense                                15,199          12,919            29,928        20,094
                                                                  ------------   -------------      ------------  -----------
 Earnings                                                          $224,443        $177,650          $351,945      $219,473
                                                                  ------------   -------------      ------------  -----------
 Interest expense, including amortization of financing costs        $33,472         $45,801           $70,922       $69,944
 Interest capitalized                                                 1,379             458             1,528           707
 Interest factor of rental expense                                   15,199          12,919            29,928        20,094
 Distributions on Trust Preferred Securities                          4,312           4,312             8,625         8,625
                                                                  ------------   -------------      ------------  -----------
 Fixed charges                                                      $54,362         $63,490          $111,003       $99,370
                                                                  ------------   -------------      ------------  -----------
 Ratio of earnings to fixed charges                                    4.13            2.80              3.17          2.21
                                                                  ============   =============      ============  ===========

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                 TOSCO CORPORATION
                                                   (Registrant)


Date:  August __, 1998                           By: /S/ ROBERT I. SANTO
                                                    ----------------------
                                                    (Robert I. Santo)
                                                    Vice President and
                                                    Chief Accounting Officer